Exhibit 99.1

Press Release
July 31, 2007

6714 Pointe Inverness Way, Suite 200
Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Structural Mill Project to Expand Capacity to 2 Million Tons

FORT WAYNE, INDIANA, July 31, 2007 —Steel Dynamics, Inc. (NASDAQ-GS:STLD) today announced that its Board of Directors has approved an additional investment of $75 million at its Structural and Rail Division at Columbia City, Indiana, designed to increase the mill’s combined production capacity for structural steel and rail to 2 million tons per year. The project is planned for completion in the fourth quarter of 2008.

This project includes the installation of a second caster to produce larger quantities of semi-finished steel at the facility. This additional investment complements a previously announced $200 million mill expansion, currently underway, to add a second rolling mill. The new medium-section rolling mill, which will have the capability to roll some of the lighter products currently made on the existing mill as well as other new light structural-steel products, will have a rolling capacity of about 1 million tons per year.

The second caster will provide steel to permit each of the two rolling mills ultimately to operate at a production capacity of approximately 1 million tons per year. The new bloom/billet caster will be installed initially with four strands, expandable to five strands in the future as warranted by market conditions. The additional caster will result in the addition of about 50 new jobs at the mill.

“Since Steel Dynamics announced the addition of the second rolling mill at Columbia City last year, the markets for structural and rail products have remained strong and our assessment is that this is a market where Steel Dynamics can continue to grow,” said Dick Teets, President and COO for Steel Shapes and Building Products. “We believe the combination of the customer relationships we have built in the five years since we entered the structural steel business, our central upper-Midwest location, and our low cost-structure will allow us to compete successfully as we expand our capacity to serve the market and introduce new products to the marketplace.

“We are acting now to add the needed casting capacity to allow the new rolling mill to ramp up more quickly to its rated capacity. When the medium-section mill project was announced a year ago, we expected to meet some of the needs of the new mill from excess production of semi-finished steel shipped from the company’s Pittsboro bar mill. Since then, we decided to increase our rolling capacity at Pittsboro, which will commit that semi-finished steel for the Pittsboro mill’s own use. Producing additional semi-finished steel at Columbia City will lower costs and further compress the Division’s cost per ton.” Teets said.

Production volume at the Columbia City mill has grown significantly since its start-up in July of 2002, allowing the mill to ship more than 1 million tons in 2006 and to operate at a rate of nearly 1.2-million tons per year in the first half of 2007. The mill was built with the flexibility to produce wide-flange beams—with web height in a range from 6 to 36 inches—and h-piling, and to produce standard- and premium-quality long rails for railway use. Although the mill has been commissioned to produce rail, thus far only limited quantities of rail have been produced for sale because of strong demand and orders for wide-flange beams for the non-residential construction market.

After these projects are completed, the Columbia City operation will have the flexibility to schedule each of its rolling mills to produce the products best suited to their capabilities as well as adjust the production plan to produce a mix of products best matched to market demand. Current estimates of a possible annual product mix under full-utilization conditions would be 1.4 million tons of wide-flange beams and h-piling, 300,000 tons of light structural shapes (including angles, channels, and flats), and 300,000 tons of rail.

Forward Looking Statements

This press release contains predictive statements about future events and steel market conditions, including investments in additional production capacity at the company’s facilities and the successful operation of those facilities after the investments are made, as well as an expectation of sufficient market demand and the company’s successful market penetration for the products produced. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

We refer you to SDI’s detailed explanation of the many factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC’s Web site, www.sec.gov and on the company’s Web site, www.steeldynamics.com.

Contact:  Fred Warner, Investor Relations Manager, (260) 969-3564 or f.warner@steeldynamics.com